AMENDMENT AGREEMENT

AMENDMENT AGREEMENT ("AMENDMENT") dated as of May 12, 2014 to the Committed Facility Agreement dated April 7, 2014 between BNP Paribas Prime Brokerage International, LTD. ("PBL") and First Trust New Opportunities MLP & Energy Fund ("Customer"), (the "AGREEMENT").

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.    AMENDMENT TO SECTION 1 OF THE AGREEMENT ("DEFINITIONS")

      The relevant definitions in Section 1 of the Agreement are hereby replaced as follows:

      (i) ""FIXED RATE FINANCING AMOUNT" means an amount of cash financing provided by PBL to Customer equal to $39,000,000 with a Fixed Rate Period duration of ten (10) years and an interest rate equal to the 10-Year Fixed Rate as set forth in Appendix B attached hereto."


      (ii)  ""FIXING DATE" means May 12, 2014."

      (iii) "FUNDING EVENT" means on any day, (the "Rating Decline Date of Determination") BNP Paribas' long-term credit rating has declined to a level three or more notches below its highest rating by any of Standard & Poor's Ratings Services, Moody's Investor Service, Inc. or Fitch Ratings, Ltd. during the period beginning on and including the date of this Agreement and ending on and including the Rating Decline Date of Determination.

      (iv)  ""INITIAL FLOATING RATE FINANCING AMOUNT" means $141,000,000."

      (v)   ""TOTAL FACILITY SIZE" means $180,000,000."

2.    AMENDMENT TO APPENDIX B TO THE AGREEMENT ("PRICING").

      The "Fixed Base Rate" as set forth in the section titled "Financing Rates" in Appendix B to the Agreement is hereby amended by replacing the words "[TBD on the Fixing Date]" with the words "260.88 bps".

3.    REPRESENTATIONS

      Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.    MISCELLANEOUS

      (a) DEFINITIONS. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

      (b) ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

      (c) COUNTERPARTS. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.


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      (d)   HEADINGS. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

      (e) GOVERNING LAW. This Amendment will be governed by and construed in accordance with the Jaws of the State of New York (without reference to choice of law doctrine).



                            (Signature page follows)


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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this, Amendment.

BNP PARIBAS PRIME BROKERAGE                  FIRST TRUST NEW OPPORTUNITIES MLP
INTERNATIONAL, LTD., ON BEHALF OF            & ENERGY FUND
ITSELF AND AS AGENT FOR THE BNPP
ENTITIES

 /s/ Darren Riley                              /s/ James M. Dykas
----------------------------------           ----------------------------------
Name: Darren Riley                           Name: James M. Dykas
Title: Director                              Treasurer and CFO




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